Exhibit 4.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

STIFEL FINANCIAL CORP.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is Stifel Financial Corp..

2. The certificate of incorporation of the Corporation is hereby amended by striking out paragraph A of Article NINTH and replacing in lieu of said Paragraph A of Article NINTH the following:

“A. At each annual meeting of stockholders beginning at the 2017 annual meeting, directors whose terms expire at that meeting (or such directors’ successors) shall be elected for a one-year term. Accordingly, at the 2017 annual meeting of stockholders, the directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2018 annual meeting of stockholders; at the 2018 annual meeting of stockholders, the directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2019 annual meeting of stockholders; and at the 2019 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders”

3. The amendment to the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Remainder of page intentionally left blank. Signature page to follow.]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 22nd day of December, 2017.

/s/ James M. Zemlyak
Name: James M. Zemlyak
Title: President and Chief Financial Officer